                                                                 Exhibit (a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated January 8, 1999 (Sydney time (January 7, 1999, New York time)) and the related Letter of Transmittal and Acceptance and Transfer Form, as applicable, and is being made to all holders of Securities. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Securities in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Securities in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Merrill Lynch & Co. (the "Dealer Manager") or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                         All Outstanding Ordinary Shares
                         and American Depositary Shares
                                       of
                                 OZEMAIL LIMITED
                                       by
                      UUNET HOLDINGS AUSTRALIA PTY LIMITED
                          a wholly owned subsidiary of
                            UUNET TECHNOLOGIES, INC.
                          a wholly owned subsidiary of
                               MCI WORLDCOM, INC.
                                       at
                        US$2.20 Net Per Ordinary Share or
                   US$22.00 Net Per American Depositary Share


         UUNET Holdings Australia Pty Limited (ACN 085 531 684), a company incorporated in New South Wales, Australia ("Purchaser") and a wholly owned subsidiary of UUNET Technologies, Inc. ("Intermediate"), a Delaware corporation, which is, in turn, a wholly owned subsidiary of MCI WORLDCOM, Inc., a Georgia corporation ("MCI WorldCom"), is offering to purchase all outstanding ordinary shares (the "Shares"), including American Depositary Shares representing Shares (the "ADSs", and together with the Shares, the "Securities"), together with all accretions and rights attaching to or arising from Shares after the date of service of the Part A Statement on OzEmail Limited (ACN 066 387 157), a corporation incorporated under the laws of the State of New South Wales, Australia ("OzEmail") (including, without limitation, all rights to receive dividends and to receive or subscribe for shares, stock, units, notes or options and all other distributions or entitlements declared, paid or issued by OzEmail after that date), at a price of US$2.20 per Share, or US$22.00 per ADS, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 8, 1999 (Sydney time (January 7, New York time)) (the "Offer to Purchase"), and
(i) in the case of Shares, in the related Acceptance and Transfer Form, and
(ii) in the case of the ADSs, in the related Letter of Transmittal (which Offer to Purchase, Acceptance and Transfer Form and Letter of Transmittal, as amended or supplemented from time to time, together constitute the "Offer"). A holder may accept the Offer in respect of some or all of such holder's Securities.

         The Offer extends to holders of Securities resulting from the exercise of outstanding options for Securities ("Options"). Holders of Options who desire to tender Securities issuable upon exercise of such Options must first exercise those Options and then tender the resulting Securities in accordance with the procedures set forth in Section 2 of the Offer to Purchase. Securities resulting from the exercise of Options must be obtained and tendered into the Offer by the holder prior to the Expiration Date (defined below). Purchaser is not offering to purchase (nor will tenders be accepted of) Options pursuant to the Offer.

--------------------------------------------------------------------------------
     THE OFFER AND WITHDRAWAL  RIGHTS WILL EXPIRE AT 1:00 A.M., NEW YORK
      CITY TIME, ON TUESDAY,  FEBRUARY 9, 1999 AND AT 5:00 P.M., SYDNEY
             TIME, ON TUESDAY, FEBRUARY 9, 1999 (THE "EXPIRATION
                     DATE"), UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         The consideration payable under the Offer is denominated in United States dollars. However, all tendering holders will have the right to elect to receive all (but not part) of the payment in Australian dollars. In the event a holder does not make an election, a holder tendering ADSs will receive U.S. dollars and a holder tendering Shares will be deemed to have elected to receive Australian dollars. Conversion of U.S. dollars into Australian dollars will be made on the basis described in Section 3 of the Offer to Purchase.

         The Offer is conditional upon, among other things, Purchaser being entitled at the Expiration Date to not less than 90% of all Shares (including Shares represented by ADSs) and either:

         (a) three-quarters of the offerees have at the Expiration Date disposed of to Purchaser (whether by accepting the Offer or otherwise) the Shares or Shares represented by ADSs subject to acquisition that were held by them; or

         (b) at least three-quarters of the persons who were registered as the holders of Shares or Shares represented by ADSs immediately before the day on which the Part A Statement was served on OzEmail are not so registered at the end of one month after the end of the Offer period,

(collectively, the "Minimum Condition"). Under the Australian Corporations Law, the method of application of the Minimum Condition to Shares represented by ADSs is unclear and untested. This is because, in the U.S., owners of Shares represented by ADSs often hold through a nominee, and it is neither customary nor a requirement of U.S. law for a nominee, when lodging an acceptance, to identify either the names of the persons on whose behalf the offer is accepted, or even the number of persons on whose behalf the offer is accepted. During the Offer period, the manner in which paragraphs (a) and (b) above will apply to the Offer will be resolved by the Purchaser together with the Australlian Securities and Investments Commission (the "ASIC"), and may require a modification to the Australian Corporations Law (which the ASIC has the power to grant within the Offer period), and a public announcement will be made. OzEmail has informed Purchaser that as of December 21, 1998, there were 146,732,714 Shares outstanding, of which approximately 42,855,100 Shares were represented by ADSs, and the total number of Options outstanding, each exercisable for one share, was 9,958,090. As at January 8, 1999 (Sydney time), Purchaser was entitled to 21,863,174 Shares. The Offer is also subject to a number of other conditions. See "Introduction and Offer" and Sections 1, 2, 3, 4 and 14 in the Offer to Purchase. Subject to the provisions of the Australian Corporations Law and except as otherwise described in the Offer to Purchase, Purchaser may at any time and from time to time at its sole discretion waive the breach or non-fulfillment of any condition.

         The purpose of the Offer is to acquire control of, and if sufficient Securities are acquired, ultimately acquire all outstanding Securities of, OzEmail. If the Minimum Condition is satisfied, Purchaser will become entitled to compulsorily acquire all Securities, including those issued on exercise of Options, of holders that have not accepted the Offer and, in that event, it is Purchaser's present intention to compulsorily acquire, upon the terms applicable under the Offer immediately prior to the Expiration Date and in accordance with the Australian Corporations Law, all of those Shares.

         Purchaser shall be taken to have accepted the Shares (other than ADSs) for payment when the Offer has been validly accepted in accordance with its terms, or any defects in the acceptance have been waived or cured, and the Offer is or has become unconditional in all respects. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered ADSs if and when Purchaser gives oral or written notice to the U.S. Depositary (as defined in the Offer to Purchase), of Purchaser's acceptance of such ADSs for payment. Payment for ADSs accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the U.S. Depository, which pursuant to the Letter of Transmittal will be appointed and act as agent for tendering holders of ADSs for the purpose of receiving payment from Purchaser and transmitting payment to such tendering holders of ADSs. Purchaser's acceptance for payment of ADSs tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and Purchaser upon the terms and subject to the conditions of the Offer. In all cases, payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after receipt within the permitted time period by the U.S. Depositary of (i) (A) the American Depositary Receipts ("ADRs") evidencing such ADSs or (B) confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such ADRs into the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) pursuant to the procedure set forth in Section 2 of the Offer to Purchase, (ii) (A) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, or (B) an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

         Purchaser expressly reserves the right, in its sole discretion, but subject to applicable laws and compliance with the procedures specified in
Section 1.5 of the Offer to Purchase, at any time or from time to time prior to the Expiration Date, to extend for any reason the period of time during which the Offer is open, including as a result of the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the U.S. Depositary and by making a public announcement thereof, as described below, and by following the procedures prescribed by Section 657 of the Australian Corporations Law, as described in
Section 1.5 of the Offer to Purchase. During any such extension, all Securities previously tendered and not withdrawn will remain subject to the terms and conditions of the Offer, subject to the rights of a tendering holder to withdraw any tendered Securities prior to the Expiration Date. Under no circumstance will interest be paid on the purchase price for tendered Securities, whether or not the Offer is extended. Any extension, withdrawal, waiver or variation of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, such announcement will be made no later than 9:00 a.m. New York City time, on the next U.S. business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934), and without limiting the generality of the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service in the United States.

         Tenders of Securities made pursuant to the Offer are irrevocable except that holders of Securities will be able to withdraw their acceptances at any time prior to 1:00 a.m., New York City time, or 5:00 p.m., Sydney time, on Tuesday, February 9, 1999 (or, if Purchaser shall have extended the period of time for which the Offer is open, the latest time and date at which the Offer, as extended by Purchaser, shall expire) and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 8, 1999. For a withdrawal of certificated Shares (or ADSs) or Shares in an Issuer Sponsored Holding (as defined in the Offer to Purchase) to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Registry (as defined in the Offer to Purchase), in the case of holders of Shares in an Issuer Sponsored Holding or of certificated Shares located outside the United States, or the U.S. Depositary, in the case of holders of certificated Shares located in the United States or of ADSs, at one of their respective addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Securities to be withdrawn, the number of Shares or ADSs to be withdrawn and the name of the registered holder of such Shares or ADSs, if different from that of the person who tendered such Shares or ADSs, respectively. If ADRs evidencing ADSs to be withdrawn have been delivered or otherwise identified to the U.S. Depositary, then, prior to the physical release of such ADRs, the serial numbers shown on the particular ADRs must be submitted to the U.S. Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), unless interests in ADSs evidenced by ADRs have been tendered for the account of an Eligible Institution. If interests in ADSs evidenced by ADRs to be withdrawn have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs, in which case a notice of withdrawal will be effective if delivered to the U.S. Depositary by any method of delivery described at the beginning of this paragraph. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Securities or of any notice of withdrawal pursuant to any of the procedures described in Section 2 or 4 of the Offer to Purchase will be determined by Purchaser, in the reasonable exercise of its discretion, whose determination will be final and binding. Any withdrawal of Shares held through a CHESS Holding (as defined in the Offer to Purchase) must be made in accordance with Rule 16.5 of the SCH Business Rules (as defined in the Offer to Purchase). Any holder of Shares held in CHESS (as defined in the Offer to Purchase) who wishes to withdraw those Shares from the Offer in accordance with the foregoing must instruct such holder's Controlling Participant (as defined in the Offer to Purchase) to initiate that withdrawal prior to the Expiration Date. If the Offer becomes or is declared free of all conditions, and payment has been made prior to the Expiration Date in respect of tendered Securities, then if such holder subsequently wishes to withdraw those Securities prior to the Expiration Date in respect of tendered Securities, such holder will be required to repay the purchase price in the manner described in Section 4 of the Offer to Purchase.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         Pursuant to the Subscription Agreement entered into between OzEmail and Purchaser on December 12, 1998, OzEmail has provided to Purchaser a list of holders of the Shares (including a list of holders of ADSs) and security position listings. A demand may be made on The Bank of New York as depositary under the deposit agreement pursuant to which the ADSs are issued for a list of ADS holders. A further demand may be made on OzEmail pursuant to Rule 14d-5 under the Exchange Act for the use of OzEmail's shareholder list (including a list of holders of ADSs) and security position listings. Based upon information provided pursuant to such requests, the Offer to Purchase, the Part A Statement, the related Acceptance and Transfer Form and Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Securities whose names appear on OzEmail's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list of OzEmail and persons listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Securities.

         The Offer to Purchase, the Part A Statement attached thereto and the related Acceptance and Transfer Form and Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

         Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Securities pursuant to the Offer. Additional copies of the Offer to Purchase, the Acceptance and Transfer Form and Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks and trust companies, and will be furnished promptly at Purchaser's expense.

                    The Information Agent for the Offer is:

                                    MACKENZIE
                                 PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                        (212) 929-5500 (Call Collect) or
                          CALL TOLL-FREE (800) 322-2885

           The Dealer Manager for the Offer in the United States is:

                              MERRILL LYNCH & CO.
                       Merrill Lynch World Headquarters
                                  North Tower
                            World Financial Center
                         New York, New York 10281-1305
                          (212) 449-8971 (Call Collect)



                    January 8, 1999 (Sydney, Australia time)

                     January 7, 1999 (New York City time)

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